Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 Main: 404/572-4600 Fax: 404/572-5100

November 15, 2013
United Parcel Service, Inc.
55 Glenlake Parkway
Atlanta, Georgia 30328

Re:    Registration of an Indeterminate Amount of Securities

Ladies and Gentlemen:
We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (“UPS”), in connection with the registration pursuant to a registration statement on Form S-3ASR (the “Registration Statement”) filed by UPS with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount of the following securities of UPS:

•	debt securities, which may be issued pursuant to the Indenture, dated as of August 26, 2003, between UPS and The Bank of New York Mellon Trust Company, N.A., as trustee;

•	shares of preferred stock, par value $0.01 per share;

•	shares of class B common stock, par value $0.01 per share; and

•	warrants for the purchase of debt securities, preferred stock or class B common stock.

In so acting, we have reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
This opinion is limited in all respects to the laws of the State of New York and the general corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, we are of the opinion that:

1.	UPS has been duly incorporated and is an existing corporation in good standing under the laws of the state of Delaware.

2.
The debt securities, when (a) the definitive terms and provisions of the debt securities have been established and (b) executed and delivered by UPS and authenticated by the Trustee under the Indenture and delivered to and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of UPS enforceable against UPS in accordance with their terms.

3.
Any shares of preferred stock, when (a) the board of directors of UPS has taken all necessary corporate action to approve the terms of the preferred stock, including the adoption of a certificate of designation relating to such preferred stock and to authorize and approve the issuance thereof, (b) the certificate of designation has been filed with the Secretary of State of the State of Delaware and has become effective, (c) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto, and (d) certificates in the form required under Delaware corporate law representing the shares of preferred stock have been duly executed and delivered upon payment of the agreed consideration therefor, will be duly authorized and validly issued, fully paid and nonassessable shares of preferred stock.

4.
Any shares of class B common stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto and (b) the shares of class B common stock have been delivered to and paid for by the purchasers thereof, will be duly authorized and validly issued, fully paid and nonassessable shares of class B common stock.

5.
The warrants, when (a) the warrant agreement has been duly authorized, executed and delivered by the parties thereto, (b) the board of directors of UPS or a duly authorized committee thereof has taken all necessary corporate action to approve and establish the terms of the warrants and to authorize and approve the issuance thereof and (c) the warrants have been duly executed and delivered to and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of UPS enforceable against UPS in accordance with their terms.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of UPS in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the prospectus that forms a part thereof.
Sincerely,
/s/ King & Spalding LLP